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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS'

We consent to the incorporation by reference in the Registration Statement (No. 333-74513) on Form S-8 of our report dated February 23, 1999 (March 11, 1999 as to the last paragraph in Note 12) relating to the consolidated balance sheet of FlashNet Communications, Inc. and subsidiaries as of December 31, 1998, and the related statements of operations, shareholders' deficit, and cash flows for the years ended December 31, 1998 and 1997, which appears in the December 31, 1999 Annual Report on Form 10-K of FlashNet Communications, Inc.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
March 27, 2000